SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )
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CSX Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On December 19, 2007, CSX Corporation issued the following communications in response to a press release from a group of shareholders:

   1. Press release issued December 19, 2007 (Exhibit 1); and
   2. Memorandum to employees dated December 19, 2007 (Exhibit 2)

EXHIBIT 1

CSX Issues Statement Regarding Minority Board Slate

JACKSONVILLE, Fla., Dec. 19 /PRNewswire-FirstCall/ -- CSX Corporation (NYSE: CSX) issued the following response to today's press release from a group of shareholders, including The Children's Investment Fund Management (U.K.) LLP and 3G Capital Partners, LTD, announcing its intent to nominate a minority slate of directors to stand for election at the 2008 Annual Meeting:

"CSX has a strong Board of Directors with a broad range of experience. This group of directors has driven the company's successes, including nearly tripling the stock price in the past three years, and provided shareholders a return better than the rest of the North American rail industry and 89 percent of all S&P companies.

"The Board and management team believe that the CSX directors are well qualified to further advance the interests of the company's shareholders, as well as its employees, customers and communities. The Board also believes the company's outstanding record of financial, safety and operational improvements demonstrates unequivocally that CSX is a well run company."

About CSX

CSX Corporation, based in Jacksonville, Fla., is one of the nation's leading transportation companies, providing rail, intermodal and rail-to-truck trainload services. The company's transportation network spans approximately 21,000 miles, with service to 23 eastern states and the District of Columbia, and connects to more than 70 ocean, river and lake ports. More information about CSX Corporation and its subsidiaries is available at the company's web site, www.csx.com.

IMPORTANT INFORMATION

CSX Corporation ("CSX") plans to file with the SEC and furnish to its shareholders a Proxy Statement in connection with its 2008 Annual Meeting, and advises its security holders to read the Proxy Statement relating to the 2008 Annual Meeting when it becomes available, because it will contain important information. Security holders may obtain a free copy of the Proxy Statement and other documents (when available) that CSX files with the SEC at the SEC's website at www.sec.gov. The Proxy Statement and these other documents may also be obtained for free from CSX by directing a request to CSX Corporation, Attn: Investor Relations, David Baggs, 500 Water Street C110, Jacksonville, FL 32202.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

CSX, its directors and named executive officers may be deemed to be participants in the solicitation of CSX's security holders in connection with its 2008 Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of such individuals in CSX's Annual Report on Form 10-K for the year ended December 29, 2006 and its proxy statement dated March 30, 2007, each of which is filed with the SEC. To the extent holdings of CSX securities have changed since the amounts printed in the proxy statement, dated March 30, 2007, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 or Form 5 filed with the SEC.

SOURCE CSX Corporation

CONTACT:
Analysts & Investors, David Baggs, CSX Investor Relations
+1-904-359-4812
or Media, Garrick Francis of CSX Corporate Communications
+1-904-359-1708
Joele Frank or Andrew Siegel, both of Joele Frank, Wilkinson Brimmer Katcher
+1-212-355-4449 for CSX Corporation
Web site: http://www.csx.com
http://www.sec.gov

EXHIBIT 2

Today a group of shareholders made up of hedge funds that operate from the U.K and the Cayman Islands announced plans to nominate five candidates to the twelve-member CSX Board of Directors.

CSX already has a strong Board of Directors with a broad range of experience.  The members of this Board have driven the company's successes, including nearly tripling the stock price in the last three years and providing shareholders with a return better than the rest of the North American rail industry and 89 percent of all S&P 500 companies.  These gains in shareholder value are the result of safety, operational and financial improvements.

The bottom line is that CSX is a very well run company with a strong Board that supports your work and accomplishments.  The fact that shareholders are focused on CSX is a sign of your success, and that CSX's strategy has delivered, and will continue to deliver, strong results.  You should have confidence that CSX will keep moving forward and building value for you, for our customers, our communities and this country.

Michael Ward

IMPORTANT INFORMATION
CSX Corporation ("CSX") plans to file with the SEC and furnish to its shareholders a Proxy Statement in connection with its 2008 Annual Meeting, and advises its security holders to read the Proxy Statement relating to the 2008 Annual Meeting when it becomes available, because it will contain important information. Security holders may obtain a free copy of the Proxy Statement and other documents (when available) that CSX files with the SEC at the SEC’s website at www.sec.gov. The Proxy Statement and these other documents may also be obtained for free from CSX by directing a request to CSX Corporation, Attn: Investor Relations, David Baggs, 500 Water Street C110, Jacksonville, FL 32202.

CERTAIN INFORMATION CONCERNING PARTICIPANTS
CSX, its directors and named executive officers may be deemed to be participants in the solicitation of CSX’s security holders in connection with its 2008 Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of such individuals in CSX’s Annual Report on Form 10-K for the year ended December 29, 2006 and its proxy statement dated March 30, 2007, each of which is filed with the SEC.   To the extent holdings of CSX securities have changed since the amounts printed in the proxy statement, dated March 30, 2007, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 or Form 5 filed with the SEC.